Exhibit 4.2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
The following description of registered securities of Curis, Inc. (“us,” “our,” “we” or the “Company”) is intended as a summary only and therefore is not a complete description. This description is based upon, and is qualified by reference to, our certificate of incorporation, our by-laws and applicable provisions of the Delaware General Corporation Law (the “DGCL”). You should read our certificate of incorporation and by-laws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.3, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part, for the provisions that are important to you.
Authorized Capital Stock
Our authorized capital stock consists of 22,781,250 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Common Stock
Voting Rights. For all matters submitted to a vote of stockholders, each holder of common stock is entitled to one vote for each share registered in his or her name on our books. Our common stock does not have cumulative voting rights. Except as may otherwise be provided by applicable law, our certificate of incorporation or our by-laws, all elections shall be decided by a plurality, and all other questions shall be decided by a majority, of the votes cast by stockholders entitled to vote thereon at a duly held meeting of stockholders at which a quorum is present. The presence in person, by means of remote communication in a manner, if any, authorized by our board of directors in its sole discretion, or by proxy of the holders of record of a majority of our issued and outstanding shares entitled to vote at such meeting constitutes a quorum for the transaction of business at meetings of the stockholders.
Dividends. If our board of directors declares a dividend, holders of common stock will receive payments from our funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights we may grant to the holders of preferred stock, if any is outstanding.
Liquidation and Dissolution. If we are liquidated or dissolved, the holders of our common stock will be entitled to share ratably in all the assets that remain after we pay our liabilities and any amounts we may owe to the holders of preferred stock, if any is outstanding.
Other Rights. Holders of the common stock have no right to:
•convert the stock into any other security,
•have the stock redeemed,
•purchase additional stock, or
•maintain their proportionate ownership interest and there are no sinking fund provisions applicable to our common stock.
The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that the Company may designate and issue.
Preferred Stock
We are authorized to issue “blank check” preferred stock, which may be issued in one or more series upon authorization of our board of directors. In connection with the creation of any such series, our board of directors is authorized to fix voting powers, designations, preferences and relative participating, optional or other special rights applicable to such series, as well as qualifications, limitations or restrictions applicable to such series. Our board of directors is authorized to provide for, with respect to any the issuance of any series of preferred stock, dividend rights, conversion rights, redemption privileges and liquidation preferences applicable to such series and may also provide that such series shall rank superior, equal or junior to the preferred stock of any other series, in each case except as otherwise provided in the certificate of incorporation or by law. The authorized shares of our preferred stock are available for issuance without further action by our stockholders, except as otherwise provided in the certificate of incorporation. If the approval of our stockholders is not required for the issuance of shares of our preferred stock, our board of directors may determine not to seek stockholder approval.

A series of our preferred stock could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. Our board of directors will make any determination to issue preferred stock based upon its judgment as to the best interests of our stockholders. Our directors, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of our board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.
Provisions of Our Certificate of Incorporation and By-laws and Delaware Law That May Have Anti-Takeover Effects
Certain provisions of our certificate of incorporation and by-laws may have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock and may limit the ability of stockholders to remove current management or directors or approve transactions that stockholders may deem to be in their best interest and, therefore, could adversely affect the price of our common stock.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to accumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting.
Board of Directors. Our by-laws provide for a board of directors divided as nearly equally as possible into three classes. Each class is elected to a term expiring at the annual meeting of stockholders held in the third year following the year of such election. The number of directors comprising our board of directors is fixed from time to time by the board of directors.
Removal of Directors by Stockholders. Our by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of our capital stock issued, outstanding and entitled to vote.
Advance Notice Provisions. Our by-laws provide that a stockholder must notify us in writing, within timeframes specified in the by-laws, of any stockholder nomination of a director and of any other business that the stockholder intends to bring at a meeting of stockholders.
No Action by Written Consent. Our certificate of incorporation provides that our stockholders may not act by written consent and may only act at duly called meetings of stockholders; and that the affirmative vote of the holders of at least 75% of the shares of capital stock issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, the provision of our certificate of incorporation prohibiting stockholders from acting by written consent.
Amendment to By-laws. Our by-laws may be altered, amended or repealed, or new by-laws may be adopted, by a majority vote of our board of directors or by the affirmative vote of the holders of a majority of our capital stock issued and outstanding and entitled to vote. In addition, the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with the provisions of our by-laws related to the powers, number, term, classification, committees, the conduct of business at meetings, action by written consent, removal and filling of vacancies with respect to our board of directors; the calling of special meetings of stockholders; the nomination of directors; notice of business at an annual meeting and any provision relating to the amendment of the by-laws.
These provisions of Delaware law, our certificate of incorporation and our by-laws may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies they implement, and to discourage certain types of transactions that may involve an actual or threatened change of our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts.
Exclusive Forum Selection. Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on behalf of our company, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers, other employees or stockholders of our company to our company or to our stockholders, (3) any action asserting a claim against our company arising pursuant to any provision of the DGCL or as to which the DGCL confers jurisdiction on the Court of Chancery, or (4) any action asserting a claim against our company pursuant to any provision of our certificate of incorporation or by-laws or governed by the internal affairs doctrine. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended, or the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.
Delaware Business Combination Statute. We are subject to Section 203 of the DGCL (“Section 203”), which prohibits a Delaware corporation from engaging in business combinations with an interested stockholder. An interested stockholder is generally defined as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person. Section 203 provides that an interested stockholder may not engage in business combinations with the corporation for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:
•before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.
In general, Section 203 defines business combinations to include the following:
•any merger or consolidation involving the corporation and the interested stockholder;
•any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
•subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits by or through the corporation.